EXHIBIT 21
            SUBSIDIARIES OF BEAUTICONTROL COSMETICS, INC.

            Name of Subsidiary                        State of Incorporation





            JLH Advertising, Inc.                           Texas

            BeautiControl International, Inc.               Delaware

            BeautiControl International Cosmetics
              and Image Services, Inc.                      Delaware

            BeautiControl Canada, Ltd.                      Ontario,Canada